Exhibit 99.1

STORE Capital Announces Closing of its Initial Public Offering and Full Exercise of the Underwriters’ Option to Purchase Additional Shares

SCOTTSDALE, Ariz., November 24, 2014 — STORE Capital Corporation (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced that it has completed its initial public offering of 31,625,000 shares of its common stock, including 4,125,000 shares of common stock sold in connection with the full exercise of the underwriters’ option to purchase additional shares, at a price to the public of $18.50 per share. The shares began trading on the New York Stock Exchange on November 18, 2014 under the ticker symbol “STOR.”

Goldman, Sachs & Co., Credit Suisse and Morgan Stanley acted as joint book-running managers for the offering. Citigroup, Deutsche Bank Securities, KeyBanc Capital Markets and Wells Fargo Securities acted as joint lead managers for the offering, and Baird, BMO Capital Markets, Comerica Securities, Raymond James, Stifel and SunTrust Robinson Humphrey acted as co-managers for the offering.

This offering was made only by means of a prospectus, copies of which may be obtained from:  Goldman, Sachs & Co., via telephone: (866) 471-2526, email: prospectus-ny@ny.email.gs.com, or standard mail: Goldman, Sachs & Co., 200 West Street, New York, NY 10282, Attention: Prospectus Department; Credit Suisse Securities (USA) LLC, via telephone: (866) 221-1037, email: newyork.prospectus@credit-suisse.com, or standard mail: Credit Suisse Securities (USA) LLC, One Madison Avenue, New York, NY 10010, Attention: Prospectus Department; and Morgan Stanley & Co. LLC, via standard mail: Morgan Stanley & Co. LLC, 180 Varick Street, 2nd Floor, New York, NY 10014, Attention: Prospectus Department.

A registration statement relating to the shares of common stock has been filed with, and declared effective by, the Securities and Exchange Commission. This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described above, nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is a leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in 850 property locations, substantially all of which are profit centers, in 46 states as of September 30, 2014.

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STORE Capital Investor/Media Contacts:

Kristen Papke, (310) 622-8225

Moira Conlon, (310) 622-8220

STORECapital@finprofiles.com

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